Exhibit 99.1

STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE MARQUIS ACQUISITION PROPERTIES

Independent Auditor’s Report	2
Statement of Revenue and Direct Operating Expenses of the Marquis Acquisition Properties	3
Notes to Statement of Revenue and Direct Operating Expenses of the Marquis Acquisition Properties	4

Independent Auditor’s Report

The Board of Directors

Lonestar Resources US Inc.

We have audited the accompanying statement of revenue and direct operating expenses of certain oil and natural gas properties of SN Marquis, LLC (the “Marquis Acquisition Properties”) as described in Note 1, acquired on June 15, 2017 by Lonestar Resources US Inc., for the year ended December 31, 2016, and the related notes to the statement of revenue and direct operating expenses.

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenue and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and direct operating expenses that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenue and direct operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and direct operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and direct operating expenses. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the statement of revenue and direct operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the statement of revenue and direct operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and direct operating expenses.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and direct operating expenses referred to above presents fairly in all material respects, the revenue and direct operating expenses of the Marquis Acquisition Properties for the year ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statement of revenue and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in the notes to the statement of revenue and direct operating expenses and is not intended to be a complete presentation of the operations of the Marquis Acquisition Properties. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Dallas, Texas

July 10, 2017

STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE MARQUIS ACQUISITION PROPERTIES

FOR THE YEAR ENDED DECEMBER 31, 2016 AND THREE MONTHS ENDED MARCH 31, 2016 AND 2017

(in thousands)

	Three Months Ended	Three Months Ended	Year Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
($ in thousands)	(Unaudited)	(Unaudited)	(Audited)
Revenue
Oil	$6,005	$6,385	$27,356
Gas	142	18	267
Natural gas liquids	462	365	1,839
Total Revenue	6,609	6,768	29,462
Direct Operating Expenses
Lease Operating	2,067	3,120	11,371
Production and ad valorem taxes	327	341	1,462
Total direct operating expenses	2,394	3,461	12,833

Revenue in excess of direct operating expenses	$4,215	$3,307	$16,629

See accompanying notes to the statement of revenue and direct operating expenses

NOTES TO THE STATEMENT OF REVENUE AND DIRECT

OPERATING EXPENSES OF THE MARQUIS ACQUISITION PROPERTIES

Note 1 – BASIS OF PRESENTATION

The accompanying financial statement presents the revenue and direct operating expenses of the oil and natural gas properties acquired pursuant to a Purchase and Sale Agreement dated May 25, 2017 among SN Marquis LLC (“SN Marquis”) and Lonestar Resources US Inc. (“Lonestar”) for the year ended December 31, 2016 (the “Marquis Acquisition Properties"). Pursuant to the Purchase and Sale Agreement, Lonestar acquired interests in certain Eagle Ford Basin oil and gas properties in Fayette, Gonzales and Lavaca County, Texas, including production from interests in 104 producing wells for a cash purchase price of approximately $50 million which consisted of approximately $44 million in cash and $6 million in Lonestar Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock). The acquisition of the Marquis Acquisition Properties closed on June 15, 2017.

The accompanying statement of revenue and direct operating expenses of the Marquis Acquisition Properties does not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Lonestar's management believes historical expenses of this nature incurred by SN Marquis associated with the properties are not indicative of the costs to be incurred by Lonestar.

Revenue in the accompanying statement of revenue and direct operating expenses is recognized based on the Marquis Acquisition Properties' share of any given period's production volumes and revenue received for the period. The direct operating expenses are recognized based on the Marquis Acquisition Properties' share of direct costs including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead.

Historical financial information reflecting financial position, results of operations, and cash flows of the Marquis Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by SN Marquis. Other assets acquired and liabilities assumed were not material. In addition, the Marquis Acquisition Properties were a part of a larger enterprise prior to the acquisition by Lonestar, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the Marquis Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the Marquis Acquisition Properties. Accordingly, the historical statement of revenue and direct operating expenses of the Marquis Acquisition Properties is not indicative of the financial conditions or results of operations going forward. The historical statement of revenue and direct operating expenses of SN Marquis’ interest in the Marquis Acquisition Properties is presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for businesses acquired.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 – SUBSEQUENT EVENTS

Lonestar has evaluated subsequent events through July 10, 2017, the date the accompanying statement of revenue and direct operating expenses was available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statement of revenue and direct operating expenses.

Note 3 – SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

The following reserve estimates have been prepared internally by Lonestar’s petroleum engineers as of December 31, 2016.  The reserve estimates have been prepared in accordance with SEC rules and accounting standards based on the 12-month unweighted arithmetic average of the first-day-of-the-month prices as of December 31, 2016 with appropriate adjustments for location, quality, gathering and marketing adjustments.

(a)	Reserve Quantity Information

Proved reserves are estimated quantities of natural gas, crude oil and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Below are the net quantities of total proved reserves and proved developed reserves of the Marquis Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

				Oil Equivalent
	Oil (MBbl)	NGL (MBbl)	Gas (MMcf)	(Mboe)
Proved reserves as of January 1, 2016	15,297	2,994	13,495	20,540
Revisions of previous estimates (1)	(10,051)	(1,853)	(8,436)	(13,310)
Production	(689)	(156)	(654)	(954)
Proved reserves as of December 31, 2016	4,557	985	4,405	6,276
Proved developed reserves:
As of December 31, 2016	3,376	782	3,524	4,745
Proved undeveloped reserves:
As of December 31, 2016	1,181	203	881	1,531

(1)

Included in revisions during 2016, were negative price revisions of approximately 13.3 MMBoe primarily as a result of the average oil price of $42.75 in the January 1, 2017 reserves as compared to $50.28 in the January 1, 2016 reserves.  Included in negative price revisions were 40 gross (39 net) PUD locations that were removed as a result of the lower price.

(b)	Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil, gas and NGL reserves for the Marquis Acquisition Properties is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the Marquis Acquisition Properties and should not be considered indicative of any trends.

Standardized Measure of Oil and Gas

December 31, 2016
(in thousands)
Future cash inflows	$206,104
Future Cost
Production	(139,210)
Development	(23,734)
Future inflows before tax	43,160
Future income tax expense	(15,106)
Future net cash flows	28,054
Discount of 10% per annum	(2,228)
Standardized measure of discounted future net cash flows	$25,826

In accordance with SEC and Financial Accounting Standards Board (“FASB”) requirements, our estimated net proved reserves and standardized measure at December 31, 2016 utilized prices (subsequently adjusted for quality and basis differentials) based on the twelve month unweighted average of the first of the month prices of West Texas Intermediate (“WTI”) oil price which equates to $42.75 per Bbl, approximately $12.40 per Bbl of NGL calculated as 29% of the WTI oil price per Bbl, and an average Henry Hub spot gas price which equates to $2.48 per MMBtu of gas.

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

Changes in Standardized Measure

December 31, 2016
(in thousands)
Standardized measure, beginning of year	$95,553
Accretion of discount	9,555
Net change in sales price net of production costs	(36,512)
Changes in estimated future development costs	29,562
Extensions, discoveries and improved recovery	—
Purchase of minerals in place	—
Changes of production rates (timing) and other	(40)
Revision of quantity estimates	(41,757)
Net change in income taxes	(13,906)
Sales of oil and gas produced, net of production costs	(16,629)
Standardized measure, end of year	$25,826